As filed with the United States Securities and Exchange Commission on February 28, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Similarweb Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	98-1543671
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Similarweb Ltd.
33 Yitzhak Rabin Rd.
Givatayim 5348303, Israel
+972-3-544-7782
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Similarweb Inc.
16 East 34th St.
New York NY 10016
+1-800-540-1086
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon Venick Penny Minna DLA Piper LLP (US) | Law Offices 1251 Avenue of the Americas New York, New York, 110020-1104, USA Tel: +1 (212) 335-4500	David S. Glatt Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering an 786,509 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) of Similarweb Ltd. (the “Registrant”) that may become issuable under the Registrant’s 2021 Employee Share Purchase Plan, as it may be amended or restated from time to time (the “2021 ESPP Plan”), pursuant to the provisions of the 2021 ESPP Plan providing for an automatic increase in the number of Ordinary Shares reserved and available for issuance under the 2021 ESPP Plan on January 1, 2024. Additionally, this Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,932,544 Ordinary Shares of the Registrant that may become issuable under the Registrant’s 2021 Share Incentive Plan, as it may be amended or restated from time to time (the “2021 Plan”) pursuant to the provision of the 2021 Plan providing for an automatic increase in the number of Ordinary Shares reserved and available for issuance under the 2021 Plan on January 1, 2024. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement. A Registration Statement of the Registrant on Form S-8 relating to the 2021 ESPP Plan and 2021 Plan is effective.
INCORPORATION BY REFERENCE OF CONTENTS OF
REGISTRATION STATEMENT ON FORM S-8
Except as set forth below, the contents of the Registration Statement on Form S-8 (File No. 333-256324) filed with the Commission, relating to the 2021 ESPP Plan and the 2021 Plan, are incorporated by reference herein.
Information Required in the Registration Statement
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-40394), filed with the Commission on February 28, 2024.
(b) The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on May 7, 2021 (File No. 001-40394) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Company to the Commission (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (i) $35 million and, (ii) 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made, and (iii) ten percent (10%) of the Company Total Market Cap (which shall mean the average closing price of our ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of our issued and outstanding shares as of the date of actual payment, other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1/A (File No. 333-255262) filed on March 10, 2021).

5.1*	Opinion of Meitar | Law Offices as to the legality of the Registrant’s Ordinary Shares.
23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of EY Global, independent registered public accounting firm (included as Exhibit 23.1).
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Similarweb Ltd. 2021 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1/A (File No. 333-255262) filed on May 10, 2021)
99.2	Similarweb Ltd. 2021 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1/A (File No. 333-255262) filed on May 10, 2021
107	Filing Fee Calculation.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 28th day of February 2024.

Similarweb Ltd.
By:	/s/ Or Offer
Name:	Or Offer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Or Offer and Jason Schwartz, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2024.

Name	Title

/s/ Or Offer	Co-Founder and Chief Executive Officer
Or Offer	(Principal Executive Officer)

/s/ Jason Schwartz	Chief Financial Officer
Jason Schwartz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Alliance	Director
Joshua Alliance

/s/ Harel Beit-On	Director
Harel Beit-On

/s/ Russell Dreisenstock	Director
Russell Dreisenstock

/s/ Gili Iohan	Director
Gili Iohan

/s/ Sanju Bansal	Director
Sanju Bansal

/s/ Tzipi Ozer-Armon	Director
Tzipi Ozer-Armon

/s/ Joe Del Preto	Director
Joe Del Preto

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Similarweb Ltd., has signed this registration statement on February 28, 2024.

SIMILARWEB INC.

(Authorized Representative in the United States)

By:	/s/ Jason Schwartz
Name:	Jason Schwartz
Title:	Chief Financial Officer